Exhibit 99.1

NEWS RELEASE

For Immediate Release

CSG Systems Board Authorizes

Repurchase of 5 Million Additional Shares

Englewood, CO. —June 2, 2004— CSG Systems International, Inc. (Nasdaq: CSGS) today announced that the Board of directors has authorized an additional 5 million shares of common stock to be available for repurchase under the company’s stock repurchase plan. This brings the total number of outstanding shares of common stock available under the plan to 15 million. To date, the company has repurchased 8.4 million shares since its inception.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Securities and the common stock issuable upon conversion of the Securities have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

For more information contact:

Liz Bauer

Senior Vice President, IR and Corporate Communications

CSG Systems International, Inc.

303.804.4065

liz_bauer@csgsystems.com